Imperial Bank
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Special Markets Group - 2460 Sand Hill Road - Suite 102 - Menlo Park, CA 94025

August 13, 1996



Mr. Michael Thomas
biosys, inc.
10150 Old Columbia Road
Columbia, MD 21046

Dear Mike:

As I mentioned by phone, Imperial Bank, based on the expectation that additional financing may be available to the Company in the near future, has approved the following extensions of the commitments to biosys, inc., subject to the matters below and authorization to charge the biosys account for interest due to date:

Loan 1:     $3,000,000 loan

Maturity:   Extended to September 30, 1996

Purpose:    For general corporate purposes.

Pricing:    1.  Interest Rate:  Imperial Bank Prime Rate + 3% per annum.

            2. Extension fee: $5,150 due and payable upon acceptance of this letter by charge to account.

            3. Warrants: a new five year warrant for 40,000 common shares, exercisable at holders option at $2.50/share or the lowest closing prive per share of biosys during the existence of this loan or six months from the date hereof, whichever is longer, on Bank's standard warrant form and all existing warrants shall be correspondingly amended to the same pricing.

Collateral: Existing collateral and as provided below.

Loan 2:     $5,000,000 loan

Maturity:   Extended to September 30, 1996

Purpose:    For general corporate purposes.

Pricing:    1.  Interest Rate:  Imperial Bank Prime Rate + 3% per annum.

            2. Extension Fee: $2,250 due and payable upon acceptance of this letter by charge to account.

            3. Warrant: a new five year warrant for 20,000 common shares, exercisable at holders option at $2.50/share or the lowest closing price per share of biosys during the existence of this loan or six months from the date hereof, whichever is longer, on Bank's standard warrant form and all existing warrants shall be correspondingly amended to the same pricing.

Collateral:  Existing collateral plus, at Borrower's expense by charge to account, a perfected security interest documented by Bank's outside counsel in all of Borrower's intellectual property, including all patents pending as expediously as possible.

Compliance:  There are no existing financial covenants or borrowing base requirement in connection with the loans and we are not aware of any defaults. We continue to expect receipt of monthly company prepared financial information within 25 days of month end.

If the above is agreeable to you, please fax back a signed copy of this letter which will confirm your acceptance of these terms, authorize us to commence documentation of the additional security and warrants for these extensions of maturity and charge the biosys checking account for the loan fee and interest due.

/s/  James B. Rutter                           /s/ Edgerton Scott II
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James Rutter                                   Edgerton Scott, II
Senior Vice Pres.                              SVP & Manager
Special Markets                                Special Markets


Agreed and accepted:
biosys, inc.
by:  /s/  Michael Thomas
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Title:  VP & CFO
Date:   8/14/96